Exhibit 10.15

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of February 1, 2021 (the “Effective Date”), by and between BioTelemetry, Inc., a Delaware corporation (formerly Cardionet, Inc.) (“Company”), and Fred A. Broadway III (“Executive”). Company and Executive are referred to herein collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Parties have entered into the Employment Agreement (the “Agreement”) effective the 30th day of July, 2010;

WHEREAS, Section 10 of the Agreement provides that the Agreement may be amended only by written agreement executed by both Parties; and

WHEREAS, the Parties desire to amend the Agreement in certain respects as hereinafter specified.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants made herein, the Parties agree as follows:

1. Section 4.5.3(i) of the Agreement shall be amended and restated to read as follows:

“(i) payment of (a) an amount equal to one and one-half times (1.5x) Executive’s annual Base Salary in effect at the time of termination (but determined prior to any reduction in Base Salary that would give rise to Executive’s right to voluntarily resign for “Good Reason” pursuant to Section 4.6.2), less required deductions and withholdings, and (b) an amount equal to one and one-half times (1.5x) Executive’s on-target annual performance incentive bonus in effect at the time of termination, less required deductions and withholdings, such amounts described in (a) and (b) hereof to be paid in installments over twelve (12) months following the date of Executive’s termination in accordance with the Company’s payroll practices commencing within sixty (60) days of the date of Executive’s termination;”

2. Section 4.5.3(iii) of the Agreement shall be amended and restated to read as follows:

“(iii) continued participation in the medical, dental and vision plans in which Executive (and where applicable, Executive’s spouse and dependents) was enrolled as of the date of Executive’s termination until the earlier of: (a) the date that is eighteen (18) months after the date of Executive’s termination, or (b) the date upon which Executive becomes eligible to enroll in any similar plan offered or provided by an employer other than the Company, at the same premium rates and cost sharing as may be charged from time to time for employees generally, as if Executive had continued in employment during such period. Executive agrees to immediately notify the Company in writing in the event Executive becomes eligible to so enroll.”

3. All other terms and obligations in the Agreement shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the Effective Date.

COMPANY:		EXECUTIVE:

BioTelemetry, Inc.		Fred A. Broadway III

By:	/s/ Joseph H. Capper	/s/ Fred A. Broadway III
Name: Joseph H. Capper
Title: President and Chief Executive Officer

Date of Execution: February 1, 2021 Address for Notices to Company:		Date of Execution: February 1, 2021
Address for Notices to Executive:

BioTelemetry, Inc. 1000 Cedar Hollow Road Malvern, Pennsylvania 19355		Fred A. Broadway III c/o BioTelemetry, Inc. 1000 Cedar Hollow Road Malvern, Pennsylvania 19355